Exhibit 15.1

November 29, 2023

The Board of Directors and Shareholders of Lowe’s Companies, Inc.

Lowe’s Companies, Inc.
1000 Lowes Boulevard
Mooresville, North Carolina 28117

We are aware that our report dated November 29, 2023, on our review of the interim financial information of Lowe’s Companies, Inc. and subsidiaries appearing in this Quarterly Report on Form 10-Q for the quarter ended November 3, 2023, is incorporated by reference in the following Registration Statements:

Description	Registration Statement Number

Form S-3 ASR
Lowe’s Stock Advantage Direct Stock Purchase Plan	333-248600; 333-274288
Debt Securities, Preferred Stock, Common Stock	333-258108

Form S-8
Lowe’s 401(k) Plan	033-29772
Lowe’s Companies Benefit Restoration Plan	333-97811
Lowe’s Companies Cash Deferral Plan	333-114435
Lowe’s Companies, Inc. 2006 Long-Term Incentive Plan	333-138031; 333-196513
Lowe’s Companies, Inc. 2020 Employee Stock Purchase Plan	333-249586

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina